Exhibit (a)(7)

Personnel Option Status	American Tower Corporation ID: 65-0723837 116 Huntington Ave Boston, MA 02116	Page: File: Date: Time:

AS OF	ID:

Number	Option Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable

Information Currently on File

Tax	Rate %	Option SDS Broker	Registration	Alternate Address

Federal Social Security Medicare		E*Trade Securities Inc. Attn: Operations Department DTC # 0385 10951 White Rock Road Rancho Cordova, CA 95670